Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 21, 2012 (the “Effective Date”) is between SILICON VALLEY BANK, a California corporation (“Bank”), and AIRGAIN, INC., a California corporation (“Borrower”), amends and restates the terms of that certain Loan and Security Agreement, dated as of December 8, 2008, by and between Bank and Borrower (as amended from time to time, the “Original Agreement”) and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement.

2.1.1 Financing of Accounts

(a) Availability.

(i) Subject to the terms of this Agreement and provided that a Streamline Period is not in effect, Borrower may request that Bank finance specific Eligible Accounts. Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.

(ii) Subject to the terms of this Agreement and provided that a Streamline Period is in effect, Borrower may request that Bank finance Eligible Accounts on an aggregate basis (the “Aggregate Eligible Accounts”). Bank may, in its good faith business discretion, finance Aggregate Eligible Accounts by extending credit to Borrower in an amount equal to the Aggregate Eligible Accounts Availability Amount. Bank may, in its sole discretion, change the percentage of the Advance Rate for the Aggregate Eligible Accounts on a case by case basis.

(iii) Any extension of credit made pursuant to the terms of subsections (i) or (ii) above shall hereinafter be referred to as an “Advance”. When Bank makes an Advance, the Eligible Account or the Aggregate Eligible Accounts each become a separate “Financed Receivable”.

(b) Maximum Advances. The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. In addition and notwithstanding the foregoing, the aggregate amount of Advances outstanding at any time may not exceed Three Million Dollars ($3,000,000).

(c) Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by an accounts receivable aging, with respect to requests for Advances based upon Aggregate Eligible Accounts, or by invoices, with respect to requests for Advances based upon Eligible Accounts. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.

(d) Credit Quality: Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3 of this Agreement) by means of mail, telephone or otherwise.

(e) Accounts Notification/Collection. Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts and verify and/or collect them.

(f) Early Termination. This Agreement may be terminated with respect to Advances prior to the Account Advance Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuation of an Event of Default, with notice, effective immediately. If this Agreement is terminated with respect to Advances (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to One Thousand Five Hundred Dollars ($1,500) multiplied by the number of Reconciliation Periods remaining prior to the Account Advance Maturity Date (for purposes of this calculation, a partial Reconciliation Period shall be pro-rated accordingly (the “Early Termination Fee”). The Early Termination Fee shall not apply if Borrower refinances this facility, or enters into a new facility, with Bank or any of Bank’s Affiliates.

(g) Account Advance Maturity Date. All Obligations outstanding hereunder with respect to Advances shall be immediately due and payable in full on the Account Advance Maturity Date.

(h) Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s reasonable discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(i) End of Streamline Period. If at any time a Streamline Period ceases to be in effect, all outstanding Advances made based on Aggregate Eligible Accounts shall be, together with all Finance Charges accrued thereon, refinanced by new Advances made based on specific Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof). In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, and Bank, in its good faith business discretion, may finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations with respect to Advances made based upon Aggregate Eligible Accounts exceeds the amount of Advances Bank made based on specific Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j) Beginning of Streamline Period. At any time that a Streamline Period commences, all outstanding Advances made based on specific Eligible Accounts, together with all Finance Charges and Collateral Handling Fees accrued thereon, shall be refinanced with new Advances made based on Aggregate Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof). In connection with such request, Borrower shall deliver to Bank a Borrowing Base Certificate in the form attached hereto as Exhibit D signed by a Responsible Officer showing Borrower’s Eligible Accounts, and Bank, in its good faith business discretion, may refinance the outstanding principal amount of such Advances with new Advances made based on Aggregate Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and the Aggregate Eligible Accounts financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations with respect to Advances made based upon Eligible Accounts exceeds the amount of Advances Bank made based on Aggregate Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations.

2.3 Collections. Collections will be credited to the Financed Receivable [Illegible] such Financed Receivable, but if there is an Event of Default that continues, Bank [Illegible] Collections to the Obligations in any order it chooses. If Bank receives a payment for [Illegible] Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.9 of this Agreement.

2.4 Facility Fee. A fully earned, non-refundable facility fee of Seven Thousand Five Hundred Dollars ($7,500) is due on the Effective Date and each anniversary thereof (the “Facility Fee”).

2.5 Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. The Finance Charge is payable in accordance with Section 2.11 of this Agreement. Upon the occurrence of an Event of Default that continues, the Applicable Rate will increase an additional five percent (5.0%) per annum.

Unless a Streamline Period is in effect, in the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges and Collateral Handling Fees earned by Bank in such Reconciliation Period. Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.6 Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee equal to three eighths of one percent (0.375%) per Reconciliation Period of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”); provided however, if a Streamline Period is in effect at all times during any given Reconciliation Period, the Collateral Handling Fee shall not apply for such Reconciliation Period. The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.11 of this Agreement. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections. Upon the occurrence of an Event of Default that continues, the Collateral Handling Fee will increase an additional one half of one percent (0.50%).

2.7 Accounting. After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fee, and the Facility Fee. If Borrower does not object to the accounting in writing within thirty (30)

days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

2.8 Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Advances which become due pursuant to Section 2.11 of this Agreement, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.9 Lockbox; Account Collection Services.

(a) Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not established and operational on the Effective Date and at all times thereafter until such Lockbox is established and operational.

(b) Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.

(c) Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of any proceeds of the Accounts by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise), Bank will turn over to Borrower such proceeds, other than (i) Collections applied by Bank pursuant to Section 2.3 of this Agreement and (ii) such proceeds which shall be used by Bank to repay any other amounts then due to Bank, such as the Finance Charge, the Facility Fee, Collateral Handling Fee, and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables) as a reserve until the end of the applicable Reconciliation Period if Bank, in its reasonable discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period.

(d) This Section 2.9 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral, and if an Event of Default occurs and is continuing, Bank may, without notice, apply the proceeds of such Accounts to the Obligations.

2.10 Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.11 Repayment of Obligations; Adjustments.

2.11.1 Repayment.

(a) Borrower will repay each Advance made based upon a specific Eligible Account on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (v) as required pursuant to Section 2.1.1, or (vi) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

(b) With respect to each Advance made based upon Aggregate Eligible Accounts:

(i) Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based on the Aggregate Eligible Accounts;

(ii) Borrower will pay the principal amount of the Advances made based upon Aggregate Eligible Accounts on the earliest of: (A) the date on which the aggregate amount of outstanding Advances hereunder exceeds the Aggregate Eligible Accounts Availability Amount (but only up to the amount exceeding the Aggregate Eligible Accounts Availability Amount), (B) the Account Advance Maturity Date (including any early termination), or (C) as required pursuant to Section 2.1.1. Each payment shall also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder with respect to such Advance; and

2.11.2 Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fee, attorneys’ and professional fees, court costs and expenses, Bank Expenses and any other Obligations outstanding.

2.11.3 Debit of Accounts. Bank shall debit, first, the Designated Deposit Account, and if insufficient funds are in the Designated Deposit Account, then any of Borrower’s deposit accounts, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.12 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successors and assigns, to: (a) following the occurrence and during the continuance of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether an Event of Default has occurred and is continuing, (i) notify all Account

Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect, preserve or otherwise enforce Bank’s rights and remedies under the Loan Documents, as directed by Bank.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) the Loan Documents;

(b) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of California as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) the completed and executed Borrowing Resolutions for Borrower;

(d) evidence satisfactory to Bank that the insurance policies required by Section 6.4 of this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(e) payment of the fees and Bank Expenses then due as specified in Section 2.10 of this Agreement.

3.2 Conditions Precedent to all Credit Extensions. Bank’s agreement to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) receipt of the Advance Request and Invoice Transmittal or Payment/Advance Form, as applicable;

(b) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d) of this Agreement;

(c) each of the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Advance Request and Invoice Transmittal or Payment/Advance Form (as applicable); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d) in Bank’s sole but reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority security interest in the Collateral subject only to Permitted Liens. If Borrower shall at any time acquire a commercial tort claim in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled Perfection Certificate (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses granted to customers or contract manufacturers in the ordinary course of business or such other licenses as are permitted hereunder, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a) Such Financed Receivable is an Eligible Account;

(b) Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c) The correct amount is on the Invoice Transmittal and is not disputed;

(d) Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e) Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i) Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all federal and material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary. Borrower may defer payment of any contested taxes, provided that Borrower (1) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (2) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c) Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (in their capacity as holders of such debt) and all reports on Form 10-K, 10-Q and 8-K filed with the SEC; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) as soon as available, but no later than thirty (30) days after approval by Borrower’s Board of Directors, annual financial projections for the following fiscal year approved by Borrower’s Board of Directors and commensurate in form and substance with those provided to Borrower’s venture capital investors, together with any related business forecasts used in the preparation of such annual financial plans and projections, and (vi) such other budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Within thirty (30) days after the last day of each Reconciliation Period, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Allow Bank to inspect the Collateral and audit and copy Borrower’s Books, including, but not limited to, Borrower’s Accounts, upon reasonable notice to Borrower. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral at Borrower’s expense, including, but not limited to, Borrower’s Accounts as frequently as Bank deems necessary at Borrower’s expense and at Bank’s sole and exclusive discretion, without notification to and authorization from Borrower.

(d) Upon Bank’s request, provide a written report on any Financed Receivable, where payment of such Financed Receivable does not occur by its due date and include the reasons for the delay.

(e) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form and detail acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, if applicable, a Deferred Revenue report, in form and detail acceptable to Bank.

(g) Provide Bank prompt written notice of (i) any material adverse change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not previously disclosed in writing to Bank, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property, taken as a whole.

(h) Immediately upon a Streamline Period ceasing to be in effect, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.

(i) Immediately upon a Streamline Period beginning, and thereafter until such Streamline Period is no longer in effect, provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a duly completed Borrowing Base Certificate signed by a Responsible Officer.

6.3 Taxes. Make, and cause each Subsidiary to make, timely payment of all federal and material foreign, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5 Accounts.

(a) To permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s and such Subsidiaries’ primary depository, operating and securities accounts with Bank and Bank’s Affiliates, which accounts shall represent at least eighty five percent (85%) of the dollar value of Borrower’s and such Subsidiaries’ accounts at all financial institutions.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank (which consent, upon payment in full of all Obligations (other than inchoate indemnity Obligations) and termination of Bank’s commitment to lend, shall not be unreasonably withheld). The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.6 Inventory; Returns; Notices of Adjustments. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000), Borrower issues a credit memorandum, or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.

6.7 Intentionally Omitted.

6.8 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business or licenses that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; Borrower’s CEO ceases to hold such office with Borrower and a replacement satisfactory to Borrower’s Board of Directors is not made within ninety (90) days after his departure from Borrower or suffer or permit a Change of Control (other than by the sale of Borrower’s equity securities in a public offering or to its current venture capital investors or other venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except (i) pursuant to currently existing agreements, (ii) for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (iii) in connection with equity investments in Borrower and Subordinated Debt.

7.8 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default. Borrower fails or neglects to perform any obligation in Section 2.9 or Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2(b) shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement, when taken as a whole, now or later in this Agreement, any Loan Document or in writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower (other than Bank) that signed a subordination agreement, intercreditor agreement, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of the agreement;

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5 Demand Waiver. To the extent permitted by law, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.5 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.5, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Airgain, Inc.
1930 Palomar Point Way, Suite 107
Carlsbad, CA 92008
Attn: Charles Myers, President and CEO
Fax: (760) 579-0802
Email: cmyers@airgain.com

If to Bank:	Silicon Valley Bank
38 Technology Drive West
Suite 150
Irvine, CA 92618
Attn: Kevin Fleischman, Relationship Manager
Fax: (949) 790-9028
Email: kfleischman@svb.com

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH

PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this section or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

12.17 Termination. Upon (a) the payment in full in cash of the Obligations (including the Early Termination Fee but excluding inchoate indemnity obligations or obligations which by their terms specifically survive termination) and (b) Borrower providing at least five (5) Business Days prior written notice to Bank, Borrower may terminate this Agreement, provided that any of Borrower’s obligations that specifically survive termination pursuant to the terms hereof shall survive any such termination.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Advance Maturity Date” is April 3, 2014.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1 of this Agreement.

“Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement.

“Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Eligible Accounts” is defined in Section 2.1.1.

“Aggregate Eligible Accounts Availability Amount” is the lesser of (a) Three Million Dollars ($3,000,000) or (b) the Borrowing Base.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus one and one quarter percent (1.25%).

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10 of this Agreement.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble of this Agreement.

“Borrowing Base” is the result of the Advance Rate multiplied by the face amount of the Eligible Accounts.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or a rating of P-1 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty-nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or

Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Handling Fee” is defined in Section 2.6 of this Agreement.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account number 3300619641 maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Early Termination Fee” is defined in Section 2.1.1(f) of this Agreement.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3 of this Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States; unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(d) Accounts billed and/or payable outside of the United States, unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business but only to the extent so indebted or obligated;

(f) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(i) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts) but only to the extent of such offsets;

(j) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(k) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(l) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(m) Accounts for which the Account Debtor has not been invoiced;

(n) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(o) Accounts subject to chargebacks or other payment deductions taken by an Account Debtor but only to the extent the chargeback is determined invalid and subsequently collected by Borrower;

(p) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(q) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(r) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); and

(s) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 7.9 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Amount” is Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Finance Charges” is defined in Section 2.5 of this Agreement.

“Financed Receivables” are all those Eligible Accounts and Aggregate Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Funding Date” is any date which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(t) its Copyrights, Trademarks and Patents;

(u) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(v) any and all source code;

(w) any and all design rights which may be available to a Borrower;

(x) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(y) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is a ratio of (i) unrestricted cash and Cash Equivalents held at Bank plus net Accounts receivable (determined in accordance with GAAP) to (ii) all Indebtedness owing from Borrower to Bank with respect to the outstanding Advances.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Banks Services Agreement, the Subordination Agreement, the Borrowing Resolutions, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.9 of this Agreement.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Finance Charge” is One Thousand Five Hundred Dollars ($1,500).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement or the Loan Documents;

(b) Subordinated Debt;

(c) Unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

(d) Indebtedness secured by Permitted Liens;

(e) Unsecured convertible Indebtedness in an amount not to exceed Nine Hundred Ten Thousand Dollars ($910,000);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are: (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through Bank, and (v) Cash Equivalents.

“Permitted Liens” are:

(a) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g) non-exclusive licenses of Intellectual Property or other property granted to third parties in the ordinary course of business, and (ii) licenses of Intellectual Property or property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(h) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (g), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other material agreement with [Illegible] which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property in connection thereto.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Period” means any period of time where Borrower maintained a Liquidity Ratio greater than or equal to 1.25 to 1.00 at all times during the prior three (3) Reconciliation Periods; provided that any Streamline Period shall immediately terminate upon the occurrence of an Event of Default and no new Streamline Period shall begin until Borrower has maintained a Liquidity Ratio of at least 1.25 to 1.00 at all times for three (3) consecutive Reconciliation Periods thereafter.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subordination Agreement” means that certain Amended and Restated Subordination Agreement executed by each holder of Subordinated Debt in favor of Bank dated as of the Effective Date.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER

AIRGAIN, INC.

By:	/s/ Chuck Myers
Name:	Chuck Myers
Title:	CEO

BANK

SILICON VALLEY BANK

By:	/s/ Kadie Bostic
Name:	Kadie Bostic
Title:	Relationship Manager